UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 3)*

Datadog, Inc.

(Name of Issuer)

CLASS A COMMON STOCK, $0.00001 PAR VALUE PER SHARE

(Title of Class of Securities)

23804L103

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23804L103	SCHEDULE 13G	Page 2 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,198,668 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,198,668 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,198,668 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 3,198,668 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 3 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,503,909 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,503,909 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,503,909 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 2,503,909 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II-B, L.P.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 4 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II Co-Invest, L.P., DD Series
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,162,875 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,162,875 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,162,875 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 1,162,875 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II Co-Invest, L.P., DD Series.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 5 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,865,452 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,865,452 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,865,452 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 6,865,452 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 6 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners II TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,865,452 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,865,452 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,865,452 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.4% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 6,865,452 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 7 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 337,301 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 337,301 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 337,301 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 337,301 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 8 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 360,407 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 360,407 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 360,407 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 360,407 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III-B, L.P.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 9 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 697,708 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 697,708 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 697,708 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 697,708 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 10 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 697,708 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 697,708 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 697,708 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 697,708 shares of Class A Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P.

(3)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 11 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,666,966 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,666,966 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,666,966 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.6% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 1,666,966 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 12 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,709,083 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,709,083 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,709,083 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 2,709,083 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV-B, L.P.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 13 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,376,049 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,376,049 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,376,049 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 4,376,049 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 14 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 4,376,049 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 4,376,049 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,376,049 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5% (3)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 4,376,049 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 15 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 496,742 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 496,742 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 496,742 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 496,742 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 16 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 731,973 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 731,973 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 731,973 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 731,973 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI-B, L.P.
(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 17 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,228,715 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,228,715 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,228,715 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 1,228,715 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 18 of 30 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,228,715 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,228,715 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,228,715 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 1,228,715 shares of Class A Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 19 of 30 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 14,347,626 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 14,347,626 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,347,626 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9% (2)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents (i) 1,179,702 shares of Class A Common Stock held by Divesh Makan through a family trust of which he is trustee and another estate planning trust having an independent trustee and (ii) 13,167,924 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners II TT GP, Ltd. and ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 20 of 30 Pages

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 14,325,995 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 14,325,995 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,325,995 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.9% (2)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents (i) 1,158,071 shares of Class A Common Stock held by William J.G. Griffith through a family trust of which he is trustee and another estate planning trust having an independent trustee and (ii) 13,167,924 shares of Class A Common Stock held directly by ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P., ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners II GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners II, L.P., ICONIQ Strategic Partners II-B, L.P. and ICONIQ Strategic Partners II Co-Invest, L.P., DD Series. ICONIQ Strategic Partners II TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners II GP, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners II TT GP, Ltd. and ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 21 of 30 Pages

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,942,650 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,942,650 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,942,650 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.0% (2)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents (i) 337,886 shares of Class A Common Stock held by Matthew Jacobson through a trust of which he is trustee and another estate planning trust having an independent trustee and (ii) 5,604,764 shares of Class A Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of ICONIQ Strategic Partners IV TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

CUSIP No. 23804L103	SCHEDULE 13G	Page 22 of 30 Pages

Item 1.		Issuer

	(a)	Name of Issuer:

Datadog, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

620 Eighth Avenue 45th Floor New York, NY 10018

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)  ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II”).

(ii)   ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II-B”).

(iii)   ICONIQ Strategic Partners II Co-Invest, L.P., DD Series, a Delaware series limited partnership (“ICONIQ II Co-Invest” and, together with ICONIQ II and ICONIQ II-B, the “ICONIQ II Funds”).

(iv)  ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

(v)    ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B” and, together with ICONIQ III, the “ICONIQ III Funds”).

(vi)  ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV”).

(vii)  ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV-B” and, together with ICONIQ IV, the “ICONIQ IV Funds”).

(viii)   ICONIQ Strategic Partners VI, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI”).

(ix)  ICONIQ Strategic Partners VI-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI-B” and, together with ICONIQ VI, the “ICONIQ VI Funds”).

(x)    ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ II GP”), the sole general partner of the ICONIQ II Funds.

(xi)  ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

(xii)  ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV GP”), the sole general partner of the ICONIQ IV Funds.

(xiii)   ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI GP”), the sole general partner of the ICONIQ VI Funds.

(xiv) ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ II Parent GP”), the sole general partner of ICONIQ II GP.

(xv)   ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

(xvi) ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ IV Parent GP”), the sole general partner of ICONIQ IV GP.

(xvii)  ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ VI Parent GP”), the sole general partner of ICONIQ VI GP.

(xviii)  Divesh Makan, a citizen of the United States (“Makan”).

(xix) William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders of ICONIQ II Parent GP and ICONIQ III Parent GP.

(xx)   Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, are the sole equity holders of ICONIQ IV Parent GP and ICONIQ VI Parent GP.

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

	(d)	Title of Class of Securities:

Class A Common Stock, $0.00001 par value per share ( “Class A Common Stock”)

	(e)	CUSIP Number: 23804L103

CUSIP No. 23804L103	SCHEDULE 13G	Page 23 of 30 Pages

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

	(a) and (b)	Amount beneficially owned:

		(i)	ICONIQ II directly owns 3,198,668 shares of Class A Common Stock, which represents approximately 1.1% of the outstanding Class A Common Stock.

		(ii)	ICONIQ II-B directly owns 2,503,909 shares of Class A Common Stock, which represents approximately 0.9% of the outstanding Class A Common Stock.

		(iii)	ICONIQ II Co-Invest directly owns 1,162,875 shares of Class A Common Stock, which represents approximately 0.4% of the outstanding Class A Common Stock.

		(iv)	ICONIQ II GP may be deemed to beneficially own 6,865,452 shares of Class A Common Stock held by the ICONIQ II Funds, which represents approximately 2.4% of the outstanding Class A Common Stock.

		(v)	ICONIQ II Parent GP may be deemed to beneficially own 6,865,452 shares of Class A Common Stock held by the ICONIQ II Funds, which represents approximately 2.4% of the outstanding Class A Common Stock.

		(vi)	ICONIQ III directly owns 337,301 shares of Class A Common Stock, which represents approximately 0.1% of the outstanding Class A Common Stock.

		(vii)	ICONIQ III-B directly owns 360,407 shares of Class A Common Stock, which represents approximately 0.1% of the outstanding Class A Common Stock.

		(viii)	ICONIQ III GP may be deemed to beneficially own 697,708 shares of Class A Common Stock held by the ICONIQ III Funds, which represents approximately 0.2% of the outstanding Class A Common Stock.

		(ix)	ICONIQ III Parent GP may be deemed to beneficially own 697,708 shares of Class A Common Stock held by the ICONIQ III Funds, which represents approximately 0.2% of the outstanding Class A Common Stock.

		(x)	ICONIQ IV directly owns 1,666,966 shares of Class A Common Stock, which represents approximately 0.6% of the outstanding Class A Common Stock.

CUSIP No. 23804L103	SCHEDULE 13G	Page 24 of 30 Pages

	(xi)	ICONIQ IV-B directly owns 2,709,083 shares of Class A Common Stock, which represents approximately 0.9% of the outstanding Class A Common Stock.

	(xii)	ICONIQ IV GP may be deemed to beneficially own 4,376,049 shares of Class A Common Stock held by the ICONIQ IV Funds, which represents approximately 1.5% of the outstanding Class A Common Stock.

	(xiii)	ICONIQ IV Parent GP may be deemed to beneficially own 4,376,049 shares of Class A Common Stock held by the ICONIQ IV Funds, which represents approximately 1.5% of the outstanding Class A Common Stock.

	(xiv)	ICONIQ VI directly owns 496,742 shares of Class A Common Stock, which represents approximately 0.2% of the outstanding Class A Common Stock.

	(xv)	ICONIQ VI-B directly owns 731,973 shares of Class A Common Stock, which represents approximately 0.3% of the outstanding Class A Common Stock.

	(xvi)	ICONIQ VI GP may be deemed to beneficially own 1,228,715 shares of Class A Common Stock held by the ICONIQ VI Funds, which represents approximately 0.4% of the outstanding Class A Common Stock.

	(xvii)	ICONIQ VI Parent GP may be deemed to beneficially own 1,228,715 shares of Class A Common Stock held by the ICONIQ VI Funds, which represents approximately 0.4% of the outstanding Class A Common Stock.

	(xviii)	Makan may be deemed to beneficially own 14,347,626 shares of Class A Common Stock owned by the ICONIQ II Funds, ICONIQ III Funds, ICONIQ IV Funds, ICONIQ VI Funds and Makan, which represents approximately 4.9% of the outstanding Class A Common Stock.

	(xix)	Griffith may be deemed to beneficially own 14,325,995 shares of shares of Class A Common Stock owned by the ICONIQ II Funds, ICONIQ III Funds, ICONIQ IV Funds, ICONIQ VI Funds and Griffith, which represents approximately 4.9% of the outstanding Class A Common Stock.

(xx)

Jacobson may be deemed to beneficially own 5,942,650 shares of Class A Common Stock owned by the ICONIQ IV Funds, ICONIQ VI Funds and Jacobson, which represents approximately 2.0% of the outstanding Class A Common Stock.

The percent of class was calculated based on 292,049,852 shares of Class A Common Stock outstanding as of October 26, 2022, as disclosed in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the Securities and Exchange Commission on November 4, 2022.

(c)	Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ II	3,198,668	0	3,198,668	0
ICONIQ II-B	2,503,909	0	2,503,909	0
ICONIQ II Co-Invest	1,162,875	0	1,162,875	0
ICONIQ II GP	6,865,452	0	6,865,452	0
ICONIQ II Parent GP	6,865,452	0	6,865,452	0
ICONIQ III	337,301	0	337,301	0
ICONIQ III-B	360,407	0	360,407	0
ICONIQ III GP	697,708	0	697,708	0
ICONIQ III Parent GP	697,708	0	697,708	0
ICONIQ IV	1,666,966	0	1,666,966	0
ICONIQ IV-B	2,709,083	0	2,709,083	0
ICONIQ IV GP	4,376,049	0	4,376,049	0
ICONIQ IV Parent GP	4,376,049	0	4,376,049	0
ICONIQ VI	496,742	0	496,742	0
ICONIQ VI-B	731,973	0	731,973	0
ICONIQ VI GP	1,228,715	0	1,228,715	0
ICONIQ VI Parent GP	1,228,715	0	1,228,715	0
Makan	14,347,626	0	14,347,626	0
Griffith	14,325,995	0	14,325,995	0
Jacobson	5,942,650	0	5,942,650	0

CUSIP No. 23804L103	SCHEDULE 13G	Page 25 of 30 Pages

(i) Sole power to vote or direct the vote

(ii)  Shared power to vote or to direct the vote

(iii)  Sole power to dispose or to direct the disposition of

(iv) Shared power to dispose or to direct the disposition of

Item 5.

Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not applicable.

Item 8.	Identification and Classification of Members of the Group. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1).

Item 9.	Notice of Dissolution of Group. Not applicable.

Item 10.	Certification. Not applicable.

CUSIP No. 23804L103	SCHEDULE 13G	Page 26 of 30 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023

ICONIQ Strategic Partners II, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd, a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II Co-Invest, L.P., a Delaware series limited partnership, DD Series

By:	ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster

Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 27 of 30 Pages

ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 28 of 30 Pages

ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI-B, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company, its General Partner

CUSIP No. 23804L103	SCHEDULE 13G	Page 29 of 30 Pages

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners II TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 23804L103	SCHEDULE 13G	Page 30 of 30 Pages

ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company

By:	Kevin Foster
Title:	Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan
Signature of Reporting Person

William J.G. Griffith

/s/ William J.G. Griffith
Signature of Reporting Person

Matthew Jacobson

/s/ Matthew Jacobson
Signature of Reporting Person